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                                                                Exhibit 10.34


                             CONSULTING AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of February, 1998, by and between Angelica Corporation (hereinafter referred to as "Client") and Leslie
F. Loewe (hereinafter referred to as "Consultant").

1. Consultant agrees to supply to Client assistance, advice and counsel relative to such issues and/or projects as are assigned by Client. This Agreement shall be for a term beginning January 1, 1998 and ending on June 30, 1998.

2. Client shall pay to Consultant for his services the sum of $5,000 per month. Client shall reimburse Consultant for all reasonable out-of-pocket expenses, with daily itemization supporting such expenses.

3. Consultant agrees to maintain in confidence and not use for his own purposes or those of others, any information which is disclosed to Consultant during the performance of any services under this Agreement, and which Consultant knows, or has good reason to know, deals with data, information, and/or activities of Client not generally known to the public. This obligation of confidentiality and non-use shall remain in effect for such time as said information remains unknown to the public and shall survive the termination of this Agreement. Unless otherwise agreed in writing between the parties prior to disclosure, all information given by Consultant to Client is given on a strictly non-confidential basis with no obligation of any kind imposed on Client.

      Any and all inventions, ideas and other original work product relating to Consultant's activities for Client, whether patentable or not, which are conceived or reduced to practice by Consultant during the performance of any services under this Agreement, shall be the exclusive property of Client. No item furnished to Consultant or plans, designs, specifications or other material which have been specifically designed for or by Client shall be duplicated or furnished to others without prior written consent of Client.

4. It is hereby agreed by the parties hereto, that all data accumulated, compiled, prepared or generated by Consultant, or provided by Consultant, or provided Consultant by Client, including but not limited to work papers, files, designs, customer lists, diagrams, reports, etc. dealing with the services rendered by Consultant hereunder, shall be the sole property of Client and upon termination hereof, for any reason whatsoever, Consultant will deliver to Client all such papers and documents. Client also reserves the right during the term of the Agreement, to review and copy any and all data referred to above.

5. It is understood and agreed that Consultant is not an agent or employee of Client for any purpose whatsoever, but is an independent contractor.

      IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date first above written.

"CONSULTANT"                              "CLIENT"
LESLIE F. LOEWE                           ANGELICA CORPORATION

  /s/ Leslie F. Loewe                     By: /s/ Donald W. Hubble
--------------------------                   ----------------------------
                                          Title: Chief Executive Officer